UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2010 (September 13, 2010)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 13, 2010, Ampal-American Israel Corporation (the “Company”) successfully completed its previously announced Series C debenture offering in Israel.  The Company accepted subscriptions in the amount of 170 million NIS (approximately $45 million) for its Series C debentures.  The debentures are linked to the Israeli consumer price index and will carry an annual interest rate of 6.95%.

The Series C debentures will mature on September 7, 2019.  Payments of the principal will be payable in annual installments of approximately 28.3 million NIS (approximately $7.5 million) in each year between 2014 and 2019, with a final installment on September 7, 2019.  Interest payments will be payable bi-annually on March 7 and September 7 of each year between 2011 and 2019.  Additionally, the Series C debentures will be partially secured by a cash deposit in an amount equal to four years of interest payments, which will be returned to the Company in installments over the first eight interest payment dates.

The Company’s press release announcing the completion of the offering is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

As permitted by Item 601(b)(4)(v) of Regulation S-K, the trust agreement pursuant to which the Company issued the Series C debentures is not filed with this report.  The Company hereby agrees to furnish a copy of the trust agreement to the Securities and Exchange Commission upon request.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated September 13, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: September 16, 2010	By:	/s/ Yoram Firon
	Name:	Yoram Firon
	Title:	Vice President - Investments and
Corporate Affairs

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EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated September 13, 2010.